Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Washington Trust Bancorp, Inc. of our report dated February 24, 2026 relating to the consolidated financial statements of Washington Trust Bancorp, Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Trust Bancorp, Inc. for the year ended December 31, 2025, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Franklin, Tennessee
August 7th, 2026